EXHIBIT 10.22

Meridian Bioscience, Inc.	Effective Date: March 18, 2011

CHANGE IN CONTROL SEVERANCE COMPENSATION POLICY
APPROVED BY THE BOARD OF DIRECTORS

The Board of Directors of Meridian Bioscience, Inc. (“Meridian”) recognizes that, as is the case with many publicly-held companies, the possibility of a change in control exists and that any such change in control could engender uncertainty among members of Meridian’s and its Affiliates’ executive management that could result in distraction or departure of key management personnel at a time when the services of such executives are critical to maximizing value for Meridian’s shareholders.  The purpose of this Change in Control Policy (the “Policy”) is to help ensure that each executive supports any potential change in control transaction and remains free of distraction so that he or she may act in the best interests of Meridian’s shareholders, even while the transaction may create uncertainty in Executive’s personal employment situation.  In addition, we believe this Policy will be helpful in attracting and retaining qualified executives.  As a result, the Board has approved this Policy, which it believes is appropriate and in the best interests of Meridian and its shareholders.

PERSONS TO WHOM THIS POLICY APPLIES

This Policy shall apply to Named Executive Officers and certain other Executive Officers of Meridian and its Affiliates (each, an “Executive”).  Notwithstanding the above, the Policy does not apply to the Executive Chairman or Chief Executive Officer.  The Chief Executive Officer’s benefits and provisions are provided for in his individual agreement.

COMPENSATION AND BENEFITS TO WHICH EXECUTIVE IS ENTITLED

In the event of a Change in Control of Meridian, Executive shall be entitled to receive the following compensation and benefits:

(i)	Executive’s Base salary, accrued bonus and certain other benefits through the later of the effective date of the Change in Control or termination of Executive’s employment;

(ii)
A lump sum payment equal to two (2) times the sum of (a) Executive’s Base Salary as in effect immediately preceding the Change in Control plus (b) the average of the bonus amounts paid to Executive for each of the two fully-completed fiscal years immediately preceding the Change in Control; and

(iii)
Continued participation in Meridian’s medical and dental plans, with benefits substantially similar to those in effect immediately prior to the Change in Control, for the twenty-four (24) month period beginning on the effective date of the Change in Control (the “Change in Control Period”).

CONDITIONS TO RECEIPT OF COMPENSATION AND BENEFITS

This Policy is a double-trigger change in control policy, such that Executive shall not be entitled to receive any of the compensation or benefits described in clauses (ii) or (iii) above if the acquiror offers Equivalent Employment (as defined below) to Executive and Executive remains employed in such Equivalent Employment for the entire Change In Control Period or if Executive is terminated for Cause either on or prior to the effective date of the Change in Control, or during the Change in Control Period.

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If Executive’s Equivalent Employment is terminated by the acquiror other than for Cause prior to the end of the Change In Control Period, then upon termination of such Equivalent Employment, Executive shall be entitled to receive in a lump sum: (a) the compensation described in clause (ii) above in an amount pro-rated to reflect the difference between the Change in Control Period and the term of Equivalent Employment (based on the effective date of such termination); and (b) the benefits described in clause (iii) above for the remainder of the Change In Control Period.

Meridian may make the receipt of the compensation and benefits described in clauses (ii) or (iii) above conditioned upon Executive entering into any one or more of the following:  confidentiality agreement, non-competition agreement, non-solicitation agreement or release of claims or such other agreement with Meridian as the Board deems necessary and appropriate to protect the interests of Meridian and its shareholders.

Executive shall not be entitled to any additional payments in the event that any payment due to Executive under this Policy results in Executive’s liability for an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or similar provision, with respect to any payments or benefits received or to be received from Meridian, or any successor to Meridian.

DEFINITION OF CHANGE IN CONTROL

A Change in Control shall be deemed to have occurred if:

(i)
Any Person (including a “group” as defined in Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than an Exempt Person is or becomes the Beneficial Owner, directly or indirectly, of securities of Meridian representing more than 35% of the combined voting power of Meridian’s then-outstanding securities; provided, however, that no Change of Control shall be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by Meridian;

(ii)
During any two (2) consecutive years, individuals who at the beginning of such two (2) year period constitute the Board and any new director whose election to the Board or nomination for election by Meridian’s shareholders was approved by a vote of at least two−thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (such individuals and any such new director being referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board;

(iii)
A reorganization, merger or consolidation of Meridian in each case, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the Beneficial Owners of Meridian’s outstanding voting securities immediately prior thereto beneficially own, directly or indirectly, more than 50% of the combined voting power of Meridian’s then-outstanding voting securities entitled to vote generally in the election of directors resulting from such reorganization, merger or consolidation in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of the outstanding voting securities of Meridian; or

(iv)
A liquidation, dissolution, sale or other disposition of all or substantially all of the assets of Meridian (other than in a transaction in which all or substantially all of the individuals and entities who were the Beneficial Owners of Meridian’s outstanding voting securities immediately prior to such sale or other disposition beneficially own, directly or indirectly, substantially all of the combined voting power of Meridian’s then-outstanding voting securities entitled to vote generally in the election of directors of the acquiror of such assets (either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such sale or other disposition).

ADDITIONAL DEFINITIONS

“Affiliate” shall have the meaning given in Rule 12b-2 under the Exchange Act.

“Beneficial Owner” shall have the meaning given in Rule 13d-3 under the Exchange Act.

“Cause” shall mean (i) an intentional act of fraud, embezzlement or theft in the course of Executive’s Employment with the acquiror or intentional wrongful damage to the material assets of the acquiror.  Any act or omission by Executive shall be deemed “intentional” only if done, or omitted to be done, by Executive not in good faith and without the reasonable belief that Executive’s action or omission was in or not opposed to the best interests of the acquiror.  Failure to meet performance standards or objectives shall not constitute “Cause.”

“Exempt Person” shall mean William Motto, his spouse, his children and their spouses, and his grandchildren (or the legal representative of such person), each trust for the benefit of any such person.

“Equivalent Employment” shall mean a position, which is commensurate in all material respects, including, without limitation, with respect to the level of compensation and responsibility, to Executive’s position immediately prior to the Change in Control, and which is principally conducted at a location within fifty (50) miles of Executive’s principal place of employment immediately prior to the Change in Control.

“Named Executive Officer” shall have the meaning given in Item 402 of Regulation S-K.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, except that such term shall not include (i) Meridian or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Meridian or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of Meridian in substantially the same proportions as their ownership of Meridian securities.